Exhibit 99.1
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INVESTORS                                                         MEDIA
John Standley                                                     Karen Rugen
(717) 214-8857                                                    (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE


            PHILIP G. SATRE ELECTED TO RITE AID BOARD OF DIRECTORS

CAMP HILL, PA, April 8, 2005--The Board of Directors of Rite Aid Corporation (NYSE, PCX:RAD) today announced the election of Philip G. Satre to the Board. Mr. Satre's term will expire at the company's annual meeting in June 2005, at which time he will stand for election for a three year term. His election brings the Board's membership to ten.

Mr. Satre, 55, retired January 1, 2005 as chairman of the board of Harrah's Entertainment, Inc., the world's largest casino operator, after serving 25 years with the company. During his tenure, he held various operating and executive management roles as the company expanded from just two Nevada casinos and one in development in Atlantic City to a $4.5 billion operator of 27 casinos under the Harrah's, Horseshow, Showboat, Rio and Harveys brand names.

He joined Harrah's in 1980 as vice president, general counsel and secretary, was named president and chief executive officer of Harrah's gaming division in 1984 and was elected to the board of directors in 1988. In 1994, he became ceo of Harrah's Entertainment and in 1997, was elected chairman of the board. Prior to joining Harrah's, he practiced law in Reno, Nevada.

Mr. Satre is a member of the board of directors of the National Center for Responsible Gaming, the Nevada Cancer Institute and TABCORP Holdings Limited of Australia and Sierra Pacific Resources. He received a bachelor of arts degree from Stanford University, a law degree from the University of California, Davis and attended the Senior Executive Development program at the Massachusetts Institute of Technology's Sloan School of Management.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.8 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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